Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders
Parallel Petroleum Corporation

We consent to the use of our report dated March 14, 2003, with respect to the balance sheets of Parallel Petroleum Corporation as of December 31, 2002 and 2001, and the related statements of income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Parallel Petroleum Corporation incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Midland, Texas
February 3, 2004